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                                                                    Exhibit 8.1

                             [EMTH LLP Letterhead]

                                  April 8, 2002

Board of Directors
Minden Building and Loan Association
Minden Mutual Holding Company
Minden Bancorp, Inc.
415 Main Street
Minden, Louisiana 71055

      Re:  Mutual Holding Company Formation and Stock Issuance

Gentlemen:

      We have been requested as special counsel to Minden Building and Loan Association, a Louisiana-chartered mutual building and loan association, to express our opinion concerning the material Federal income tax consequences relating to the proposed conversion of the Association from a mutual building and loan association (the "Association") to a Louisiana-chartered stock building and loan association to be called Minden Building and Loan Association (the "Stock Association") and the formation of Minden Mutual Holding Company, a Federal mutual holding company (the "Mutual Holding Company") which will acquire the stock of the Stock Association and subsequently contribute the Stock Association's stock to Minden Bancorp, Inc. (the "Stock Holding Company").

      For the purposes of this opinion, we have examined such documents and questions of law as we have considered necessary and appropriate, including but not limited to: the Plan of Reorganization (as defined below) and the Plan of Stock Issuance (as defined below), each as adopted by the Association's Board of Directors on December 11, 2001, as well as certain other documents relating to the Reorganization (as defined below), some of which are described or referred to in the Plan of Reorganization and which we deemed necessary to examine in order to issue the opinions set forth below. Unless otherwise defined, all terms used herein have the meanings given to such terms in the Plan of Reorganization.

      In our examination of documents, we have assumed the authenticity of those documents submitted to us as certified, conformed or reproduced copies. As to matters of

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Board of Directors
April 8, 2002
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fact which are material to this opinion, we have relied upon the accuracy of the factual matters set forth in the Stock Holding Company's Registration Statement on Form SB-2.

      In issuing our opinions, we have assumed that the Plan of Reorganization has been duly and validly authorized and has been approved and adopted by the Board of Directors of the Association at a meeting duly called and held; that the Association will comply with the terms and conditions of the Reorganization, and that the various representations and warranties which are provided to us are accurate, complete, true and correct. Accordingly, we express no opinion concerning the effect, if any, of variations from the foregoing. We specifically express no opinion concerning tax matters relating to the Reorganization under Federal income tax laws, except on the basis of the documents and assumptions described above and we express no opinion concerning tax matters relating to the Reorganization under state or local tax laws.

      For purposes of this opinion, we are relying on the representations provided to us by the Association, which are incorporated herein by reference.

      In issuing the opinions set forth below, we have referred solely to existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations thereunder, current administrative rulings, notices and procedures and court decisions. Additionally, we reviewed certain Internal Revenue Service (the "IRS") rulings which analyze transactions similar in form and are based upon fact patterns substantially identical to the transaction contemplated herein. See PLR 01-21-054 (February 26, 2001); PLR 00-51-006 (September 8, 2000); and PLR
01-18-011 (January 29, 2001). Such laws, regulations, administrative rulings, notices and procedures and court decisions are subject to change at any time. Any such change could affect the continuing validity of the opinions set forth below. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.

      In rendering our opinions, we have assumed that the persons and entities identified in the Plan of Reorganization will at all times comply with the requirements of Code Sections 368 and 351, the other applicable state and Federal laws and the representations of the Association. In addition, we have assumed that the activities of the persons and entities identified in the Plan of Reorganization will be conducted strictly in accordance with the Plan of Reorganization. Any variations may affect the opinions we are rendering.

      We emphasize that the outcome of litigation cannot be predicted with certainty and, although we have attempted in good faith to opine as to the probable outcome of the merits of each tax issue with respect to which an opinion was requested, there can be no assurance that our conclusions are correct or that they would be adopted by the IRS or a court.


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Board of Directors
April 8, 2002
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                                   BACKGROUND

      As a Louisiana-chartered mutual building and loan association, the Association, in mutual form, has no authorized capital stock. Holders of its Deposit Accounts possess certain liquidation rights, voting rights and other incidents of equity ownership in the Association (the "Account Holders"). In the event of liquidation, Account Holders have the right to share pro rata in any liquidation proceeds distributed. Additionally, certain of the Association's borrowers are also members of the Association (the "Borrower Members") and possess voting rights. All interests held by members of the Association cease when such members close their accounts or pay off their loans, as the case may be.

      Pursuant to the Plan of Reorganization, the Stock Holding Company will be incorporated under Federal law for the purpose of serving as the Association's holding company. Subsequent to the Reorganization, the Stock Holding Company will have no significant assets other than the outstanding capital stock of the Stock Association, the net proceeds (after deducting any amounts infused into the Stock Association, certain expenses associated with the offering and used to fund the Stock Holding Company's Employee Stock Ownership Plan (the "ESOP")), of the Offerings (as defined below) retained by the Stock Holding Company, and a note receivable from the ESOP. The Stock Holding Company's principal business will be overseeing the business of the Association and investing the portion of the net proceeds retained by it.

      Further, the Association will organize the Mutual Holding Company as a Federal mutual holding company with the powers set forth in its proposed charter and bylaws. As long as they remain Account Holders, persons who had membership rights with respect to the Association as of the date of the Reorganization will continue to have such rights solely with respect to the Mutual Holding Company after the Reorganization. All persons who become Account Holders after the Reorganization will also have membership rights with respect to the Mutual Holding Company. Borrower Members who possessed membership rights in the Association prior to the Reorganization will retain similar rights in the Mutual Holding Company for so long as their loans remain outstanding. Accordingly, members of the Mutual Holding Company (consisting solely of Account Holders and Borrower Members) shall have exclusive authority to elect the board of directors of the Mutual Holding Company for so long as the Mutual Holding Company remains a mutual institution.

      The Mutual Holding Company's principal assets will be the shares of the Stock Holding Company's common stock (the "Common Stock") received pursuant to the Plan of Reorganization and monies received as its initial capitalization. Immediately after consummation of the Plan of Reorganization, it is expected that the Mutual Holding Company will not engage in any business activity other than its investment in, and control of, a majority of the shares of Common Stock of the Stock Holding Company. The Mutual Holding Company will be a mutual corporation chartered under Federal law and regulated by the Office of Thrift Supervision (the "OTS"). The Mutual Holding Company will be subject



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Board of Directors
April 8, 2002
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to the limitations and restrictions imposed on building and loan and loan holding companies by Section 10(o)(5) of the Home Owners' Loan Act, as amended ("HOLA").

      We note that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipients with the right only to purchase shares of Common Stock at the same price to be paid by members of the general public in any Community Offering, with the price to be paid for the Common Stock being equal to the value determined by an independent appraiser. We also note that RP Financial, LC. has issued an opinion dated March 18, 2002 stating that the subscription rights will have no ascertainable market value. In addition, no cash or property will be given to eligible subscribers in lieu of non-transferable subscription rights or to eligible subscribers who fail to exercise such rights. As a result, at the time the subscription rights are granted, we believe that it is more likely than not that the nontransferable subscription rights to purchase Common Stock have no ascertainable value.

                              PROPOSED TRANSACTION

      The Board of Directors of the Association adopted a Plan of Reorganization From Mutual Building and Loan Association to Mutual Holding Company on December 11, 2001 (the "Plan of Reorganization"). For what are represented to be valid business purposes, the Association's Board of Directors has decided to convert to a mutual holding company structure pursuant to the HOLA and OTS regulations. Pursuant to the Plan of Reorganization, the following steps will occur on approximately the same date:

      (i) The Association will organize an interim savings association ("Interim One") as its wholly owned subsidiary;

      (ii) Interim One will organize a Federal mid-tier holding company as its wholly owned subsidiary ("Stock Holding Company"); and

      (iii) Interim One will also organize another interim Federal stock savings association as its wholly owned subsidiary ("Interim Two").

The following transactions will occur simultaneously:

      (iv) The Association will convert its charter to a Louisiana stock building and loan association charter and become a stock building and loan association ("Stock Association"). Such charter conversion is hereinafter referred to as the "Association Conversion." In the Association Conversion, members of t he Association will constructively receive ownership interests in the Stock Association in exchange for their mutual interests in the Association;

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Board of Directors
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      (v)    Interim One will cancel its outstanding stock and convert its charter to a Federal mutual holding company charter and thereby become the "Mutual Holding Company;"

      (vi) Interim Two will merge with and into the Stock Association with the Stock Association surviving, causing the Stock Association to be a wholly owned subsidiary of the Mutual Holding Company. In connection with the merger, the shares of Interim Two common stock owned by the Mutual Holding Company prior to the merger shall be converted into and become shares of Stock Association common stock and the former members of the Association who constructively hold ownership interests in the Stock Association will be deemed to transfer their ownership interests in the Stock Association to the Mutual Holding Company in exchange for membership/mutual interests in the Mutual Holding Company;

      (vii) The Mutual Holding Company will contribute all of the Stock Association's outstanding shares of common stock to the Stock Holding Company, its wholly owned subsidiary; and

      (viii) Immediately following the contribution set forth in subparagraph
             (vii) above, the Stock Holding Company will, subject to the provisions of the Plan of Reorganization and the Plan of Stock Issuance, sell approximately 45% of its Common Stock in a Subscription Offering and, if applicable, Community Offering (as such terms are defined in the Plan of Stock Issuance and collectively referred to as the "Offering").

      The above-described transactions are referred to herein collectively as the "Reorganization."

      Those persons who, as of the date of the Association Conversion (the "Effective Date"), hold depository rights with respect to the Association will thereafter have such rights solely with respect to the Stock Association. Each deposit account with the Association at the time of the exchange will become a deposit account in the Stock Association in the same amount and upon the same terms and conditions. Following the completion of the Reorganization, all depositors and borrowers who had membership rights with respect to the Association immediately prior to the Reorganization will continue to have such rights solely with respect to the Mutual Holding Company so long as they continue to hold deposit accounts or borrowings with the Stock Association. All new depositors of the Stock Association after the completion of the Reorganization will have membership rights solely with respect to the Mutual Holding Company so long as they continue to hold deposit accounts with the Stock Association.


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Board of Directors
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      The shares of Interim Two common stock owned by the Mutual Holding
Company prior to the Reorganization shall be converted into and become shares of common stock of the Stock Association on the Effective Date. The ownership interests in the Stock Association constructively received by the former members of the Association will be converted into ownership interests of the Mutual Holding Company. As a result, the Stock Association will be a wholly owned subsidiary of the Stock Holding Company, which will be a wholly-owned subsidiary of the Mutual Holding Company. The Mutual Holding Company will not have any authorized capital stock.

      The Stock Holding Company will have the power to issue shares of capital stock (including common and preferred stock) to persons other than the Mutual Holding Company. So long as the Mutual Holding Company is in existence, however, the Mutual Holding Company must own at least a majority of the voting stock of the Stock Holding Company.

      Under the Plan of Stock Issuance and in accordance with regulations of the OTS, the shares of Common Stock will first be offered through the Subscription Offering pursuant to non-transferable rights on the basis of preference categories in the following order of priority:

      (1)   Eligible Account Holders;

      (2)   Tax-Qualified Employee Stock Ownership Plan;

      (3)   Supplemental Eligible Account Holders;

      (4)   Other Members; and

      (5)   Officers, directors and employees of the Association.

      Any shares of Common Stock not subscribed for in the Subscription Offering may be offered in a Community Offering and, if necessary, a syndicated community offering.

                                    OPINIONS

      Based on the forgoing and in reliance thereon, and subject to the conditions, facts, representations and assumptions set forth herein, we are of the opinion that:

      With respect to the Association Conversion:

       1. The Association Conversion is a mere change in identity and form and therefore qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code. (Rev. Rul. 80-105, 1980-1 C.B. 78.).


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Board of Directors
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      2.    No gain or loss will be recognized by the Association or
            the Stock Association in the Association Conversion. (Code Sections 361(a) and 357(a)).

      3. The Stock Association's holding period for the assets received from the Association will include the period during which such assets were held by the Association. (Code Section 1223(2)).

      4. The Stock Association's basis in the assets of the Association will be the same as the basis of such assets in the hands of the Association immediately prior to the proposed transaction. (Code Section 362(b)).

      5. The Stock Association will succeed to and take into account the Association's earnings and profits, as of the date of the proposed transaction. (Code Section 381).

With respect to the contribution of ownership interests in the Stock Association to the Mutual Holding Company for membership interests in the Mutual Holding Company (the "351 Transaction"):

      6. The exchange of ownership interests in the Stock Association for membership interests in the Mutual Holding Company will constitute a tax-free exchange of property solely for voting "stock" pursuant to
            Section 351 of the Code. Membership interests in the Mutual Holding Company will be treated as "stock" within the meaning of Code
            Section 351(a).

      7. No gain or loss will be recognized by mutual interest holders of the Association on the transfer of their ownership interests in the Association solely for a constructive ownership interest in the Stock Association followed by an exchange of their ownership interests in the Stock Association solely for membership interests in the Mutual Holding Company. (Code Section 351(a)).

      8. The basis in the membership interests of the Mutual Holding Company received in the transaction will be the same as the basis of the property transferred in exchange therefor, reduced by the sum of the liabilities assumed by the Mutual Holding Company or to which assets transferred are taken subject. (Code Section 358(a)(1)).

      9. The Mutual Holding Company will recognize no gain or loss upon the receipt of property from the owners of Stock Association in exchange for membership interests in the Mutual Holding Company. (Code
            Section 1032(a)).


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Board of Directors
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      10.   The Mutual Holding Company's basis in the property received from the owners of the Stock Association will be the same as the basis of such property in the hands of the owners of the Stock Association immediately prior to the 351 Transaction. (Code Section 362(a)).

      11. The Mutual Holding Company's holding period for the property received from the owners of the Stock Association will include the period during which such property was held by the owners of the Stock Association. (Code Section 1223(2)).

With respect to the transfer of the Stock Association's common stock by the Mutual Holding Company to the Stock Holding Company and cash contributions from the Stock Holding Company to the Stock Association:

      12. The transfer by the Mutual Holding Company of the common stock of the Stock Association, a wholly owned subsidiary, to its other wholly owned subsidiary, the Stock Holding Company, will constitute a tax-free exchange of property solely for voting stock pursuant to Code Section 351. The Mutual Holding Company will not receive additional shares of Common Stock in this exchange because, at the time of the transfer, the Mutual Holding Company will already own all of the outstanding shares of Common Stock and the issuance of additional shares of Common Stock would have no substantive effect.

      13. The Mutual Holding Company will recognize no gain or loss upon the transfer of Stock Association common stock to the Stock Holding Company. (Code Section 351(a)).

      14. The Stock Holding Company will recognize no gain or loss on its receipt of Stock Association common stock. (Code
            Section 1032(a)).

      15. The Stock Holding Company's basis in the Stock Association common stock will equal the basis of the Stock Association common stock in the Mutual Holding Company's hands immediately before the exchange. (Code Section 362(a)).

      16. The Mutual Holding Company will increase its basis in its shares of Common Stock by the Mutual Holding Company's basis in its Stock Association common stock. (Code Section 358(a)).

      17. The Stock Holding Company's holding period for the shares of Stock Association common stock received from the Mutual Holding Company will include the period that the Mutual Holding Company held, or is deemed to have held, the shares. (Code Section 1223(2)).



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Board of Directors
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      18.   No gain or loss will be recognized by the Stock Association upon its receipt of money from the Stock Holding Company. (Code Section 1032(a)). The Stock Holding Company will not receive additional shares of Common Stock in exchange for any such money received because the issuance of additional Stock Association common stock to the Stock Holding Company would be meaningless. The Stock Holding Company will be transferring solely cash to the Stock Association and therefore will not recognize any gain or loss upon such transfer. (Code Section 351(a); Rev. Rul. 69-357, 1969-1 C.B. 101).

With respect to depositors of the Association and the issuance of Common Stock pursuant to the Plan of Stock Issuance:

      19. No gain or loss will be recognized by the Stock Holding Company upon its receipt of money in exchange for shares of the Common Stock (Code Section 1032(a)).

      20. No gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members of the Association upon the issuance to them of deposit accounts in the Stock Association in the same dollar amount and on the same terms and conditions in exchange for their deposit accounts in the Association held immediately prior to the Reorganization. (Code Section 1001(a); Treas. Reg. Section 1.1001-1(a)).

      21. The tax basis of the building and loan accounts of the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members in the Stock Association received as part of the Reorganization will equal the tax basis of such account holders' corresponding deposit accounts in the Association surrendered in exchange therefor. (Code Section 1012).

      22. The basis of the shares of Common Stock acquired in the Offering will be equal to the purchase price of such shares. (Code Section 1012).

      It is further our opinion that it is more likely than not that the tax basis of the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members interest in: (i) the depositors' deposit accounts in the Association immediately after the conversion and Reorganization will be the same as the basis of their deposit accounts immediately prior to the conversion; and
(ii) the tax basis in the liquidation account will be zero.

      We note, however,that the issue of whether or not the subscription rights have value is dependent upon all of the facts and circumstances that occur. We further note that in PLR 9332029, the IRS was requested to address the federal tax treatment of the receipt and exercise of non-transferable subscription rights in another conversion, and the IRS declined to express any opinion. If the non-transferable subscription rights to purchase Common Stock are subsequently found to have an ascertainable market value greater than zero, income


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Board of Directors
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may be recognized by various recipients of the non-transferable subscription rights (in certain cases, whether or not the rights are exercised) and the Mutual Holding Company, Stock Holding Company and/or the Association may be taxed on the distribution of the non-transferable subscription rights under
Section 311 of the Code. In this event, the nontransferable subscription rights may be taxed partially or entirely at ordinary income tax rates.

      23. The holding period of the Common Stock acquired pursuant to the exercise of subscription rights will commence on the date on which the subscription rights are exercised. (Code
            Section 1223(6)). The holding period of the Common Stock acquired in the Community Offering will commence on the date following the date on which such stock is purchased. (Rev. Rul. 70-598, 1970-2 C.B. 168; Rev. Rul. 66-97, 1966-1
            C.B. 190).

                                    * * *

      The opinions expressed above are limited to the income tax consequences of the Reorganization under current Federal tax laws. Further, our opinions are based upon research of the Code, applicable Treasury Regulations, current published administrative decisions of the IRS, existing judicial decisions as of the date hereof and representations made by the Association's management. No assurance can be given that legislative, administrative or judicial decisions or interpretations may not be forthcoming that will significantly change the opinions set forth herein. We express no opinions other than those stated immediately above as our opinions.

      We hereby consent to the filing of this opinion as an exhibit to the Association's Form MHC-1 and MHC-2 Notice of Mutual Holding Company Reorganization and Application for Approval of a Minority Stock Issuance by a Savings Association Subsidiary of Mutual Holding Company as filed with the OTS and to the Stock Holding Company's Registration Statement on Form SB-2 as filed with the Securities and Exchange Commission. We also consent to the references to our firm in the Prospectus contained in the Forms MHC-1 and MHC-2 and Form SB-2 under the captions "The Reorganization and Stock Issuance
- Effects of the Reorganization - Tax Effects" and "Legal and Tax Opinions," and to the summary of our opinion in such Prospectus.

                              Very truly yours,


                              ELIAS, MATZ, TIERNAN & HERRICK L.L.P.


                              By:  /s/ Philip Ross Bevan
                              -----------------------------------
                              Philip Ross Bevan, a Partner